Exhibit 99.2

Extreme Networks

Third Quarter 2008 Financial Results Conference Call

April 23, 2008 5:00 p.m. EDT

Operator:	Good afternoon ladies and gentlemen and welcome to the Extreme Networks 2008 Third Quarter Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the * followed by the 0. As a reminder, this conference is being recorded today, Wednesday, April 23, 2008.

This afternoon, Extreme Networks issued a press release announcing the company’s financial results for the third quarter of 2008. A copy of this release is available at the company’s website at www.extremenetworks.com. This call is being broadcast live over the internet and will be posted on the Extreme Networks website for replay shortly after the conclusion of this call.

The company has asked me to remind you that this conference call contains forward-looking statements that involve risks and uncertainties including statements regarding the company’s expectations as to products, trends, and our performance. There can be no assurances that any forward-looking statements will be achieved, and actual results could differ materially from forecasts and estimates. For factors that may affect the business and financial results, please refer to the company’s filings with the Securities and Exchange Commission including, without limitation, under the captions ‘Management’s Discussion and Analysis of Financial Conditions’ and ‘Results of Operations and Risk Factors,’ which is on file with the Securities and Exchange Commission at www.sec.gov. The company undertakes no obligation to update the forward-looking information in this conference call.

Throughout the conference call, the company will reference both GAAP and non-GAAP financial results. The company has provided a reconciliation table of GAAP to non-GAAP information in the tables that accompany the press release and on its website. Please go to the ‘Investor Relations’ section of the company’s website at www.extremenetworks.com. In addition, all announced results are preliminary and may be subject to change, when the review of the fiscal quarter is concluded and/or a Form 10-Q is filed.

I would now like to turn the call over to Mark Canepa, President and CEO of Extreme Networks. Please go ahead sir.

Mark Canepa:	Thank you Operator and thank you all for joining us today. I will discuss some of the highlights of the quarter, point out the areas where we continue to make progress, and detail how we continue to position the company for long-term success. Then, I will turn the call over to Karen for details on this quarter’s financials.

Revenue for the quarter was $82 million. Entering the quarter, we believed Extreme would experience normal seasonality. For the majority of the quarter, bookings tracked well within the historical boundaries. We experienced an abrupt slowdown in booking activity in the last 2 weeks of the quarter, especially in the U.S. where we believe the quarter’s challenging macroeconomic environment led some customers to delay their purchase decisions.

Going into the quarter, we knew and planned for Asia to be weak. However, we also expected the Americas to more than make up for it, and for most of the quarter, this turned out to be true. What caught us by surprise was the suddenness of the Americas’ slowdown at the end.

As we have grown over the last year, we have continued to realign our sales territories, splitting regions and adding new sales teams where we see the largest opportunities. This alignment has really paid off in EMEA, with revenues up 12 percent year-over-year.

I noted on the last call that we separated Germany from Eastern Europe and hired senior sales management for each of those organizations. In addition, this past January, we introduced a new channel incentive program for the region. We are now beginning to see the results from those activities.

The Americas’ revenue was down only slightly versus a year ago, which we take as a positive in the current North American economic climate.

On April 1st, we introduced a new channel incentive program for the Americas modeled after our European program to enable our channel model to continue to gain traction. At the same time, we continued to hire terrific sales talent to drive more sales activities directly and with our partners.

Asia, including Japan, saw significant decline. Asia-Pacific is the smallest geography, from a revenue perspective, and therefore, tends to be more volatile. In addition, last year’s Q3 results were very strong buoyed by one very large order by a single customer. As we have improved execution in other geographies, we now turn our attention to Asia. We are taking the same steps we took in the past to improve the performance in the Americas and in EMEA. We have hired a new senior sales executive for that geography. We are planning for a similar channel incentive program, and I believe that, over the next few quarters, we can restore that region of the world to health and growth.

We believe the caution we generally see in the Americas today is driven by temporary economic considerations rather than a fundamental change in the need for sophisticated networking solutions from our customers. So, while the slowdown in bookings late in the quarter was somewhat surprising, given the backdrop of global economic fundamentals, it is understandable.

The networking industry in general and the Ethernet segment in particular continue to show strong long-term growth. We have positioned Extreme to participate in a $35 billion market. Applications such as IP Telephony, video, triple-play services, and security continue to drive the need for more bandwidth and more control of the allocation of that bandwidth.

Ethernet, which has been the logical choice for enterprise connectivity, is now increasingly becoming the logical and cost effective choice for many carrier applications as well.

Given the long-term potential of this industry, we continue to stay the course and drive our strategy. In any economic climate, but particularly one where caution is the watch word, our strategy of driving supply chain costs down and extending the breadth of our XOS platform is the right strategy. From our perspective, it differentiates our products. From our customers’ standpoint, it highlights the benefit that our solution brings: lower acquisition and lower operational costs. In this uncertain climate, our focus on total network operational costs resonates with our customer base. We believe the strategy positions us well in the Ethernet market to grow and prosper despite current volatility.

We continue to pay attention to the business fundamentals. On a pro forma basis, we continue the strong management of our supply chain, and again, we were able to deliver 60 percent product gross margins. We also tightened managed expenses. Operating expenses, excluding litigation, was below $46 million, at the lower end or between the $45-$48 million range we set at the beginning of the fiscal year. We made money. We delivered $.01 per share to the bottom line, and we generated close to $5 million in cash for the company.

We continue to introduce new products. During the past 2 weeks, we introduced networking products into the enterprise Edge, Core, and Wireless. We continued our drive to deliver high-performance enterprise-edged switching technology with the introduction and shipment of the Summit x350 family. These new, low-entry price gigabyte products provide excellent new opportunities for us to deliver complete, end-to-end enterprise networks for our customers. We can now address customer price requirements we could not reach before.

We also completely refreshed our Black Diamond 8800 product line with a new set of blades, which significantly increases the scalability, density, and features of the product. This enables us to be even more competitive in the deployment of midsized and larger enterprise networks. This new version of our very popular line will begin shipping this month.

The enterprise wireless market has shown significant overall growth over the last few years, and we see a great opportunity here to leverage our strong distribution channels and increase sales, as well as the breadth of solution that we can deliver. Following the same strategy as in our switching products, we have now driven our highly scalable enterprise class wireless LAN controller to address the customer needs for a lower Access Point count solution at much more affordable prices. To that end, we introduced the WM20, which offers feature-set compatibility with our current controllers at a much lower starting price. We have also announced our new 802.11n high-speed Access Point, which will begin shipping during the current quarter.

These new product announcements are part of our continuing strategy to delivery the broadest enterprise Ethernet product line running a single operating environment. This provides significant simplification to our customers’ networks and real savings to their acquisition and operations costs, which in turn helps us access larger markets and drive more revenue for Extreme.

We believe no other vendor in our space is as well positioned to address our customers’ convergence, security, and mobility needs.

Looking at our customers and markets, we continue to demonstrate solid traction in both the Enterprise and Metro Carrier Service Provider verticals. As part of the largest single public works project in Los Angeles city history, the Los Angeles International Airport, LAX, recently selected Extreme Networks for a significant network upgrade of the Tom Bradley Terminal. This will provide enhancements to increase the efficiency of resident airline carriers and the traveler experience for passengers. Extreme Networks was chosen for our open approach and high-performance technology.

As summer has arrived, Major League Baseball’s Washington Nationals have moved into Nationals Park, a brand new state-of-the-art stadium featuring an Extreme and Avaya converged network. Extreme was selected because of our advanced convergence features, our intelligent software, and our history of proven voice solutions with Avaya.

In Europe, Thames Valley University selected Extreme for a new network that leverages XML with the ExtremeXOS operating system for a custom development and automation project. Additionally, our green-switching solutions will help them reduce overall power consumption.

Service Providers continue to use our Ethernet solutions also. In Eastern Europe, T-Com of Croatia has chosen Extreme to build its next-generation network that delivers both business services and residential “Triple Play” voice, video and data services across an Ethernet network. The network is built using Extreme’s carrier class and MEF-certified BlackDiamond Metro core switching platform.

WIND Aziende of Italy, an innovative telecom carrier and longstanding Extreme customer, continues to leverage our BlackDiamond and Summit switching solutions to deliver triple play services and high-speed data services to businesses throughout the country.

In China, GuangDong Mobile and HuNan Mobile are leveraging our cost-effective Ethernet switching solutions for aggregation of broadband traffic. We are working with our worldwide partner Ericsson as part of a comprehensive mobile solution.

Business with our strategic partners – Avaya, Ericsson, Nokia Siemens Networks, and Siemens Enterprise – is strong. We continue to foster these partnerships as a major part of our go-to-market strategy.

So, what does all of that mean for Q4? As you well know, we typically book 50 percent of the quarter during the last 4 weeks or so. So, it is early for clear visibility. However, our booking pattern to date makes me cautiously optimistic that, barring further deterioration in the U.S. or global macroeconomic environment, Q3 will have turned out to be more of an anomaly rather than a new baseline for our business.

With that, I would like to turn it over to Karen. She will speak in more detail about our financial results. Karen?

Karen Rogge:	Thanks Mark and thank you all for joining us this afternoon. Extreme’s third fiscal quarter, which is typically seasonally down, was amplified this quarter by a challenging macroeconomic environment. The downturn was particularly sudden and acute in the Americas, as an abrupt delay in customer purchase decisions directly impacted our ability to close transactions in the final weeks.

Total revenue for the quarter was $82 million, a decline of 3.6 percent from the year-ago quarter, with product revenues down 3.1 percent and service revenues down 5.8 percent. From a year-to-date perspective, total revenue was up 3 percent for the 9 month period compared to the prior year with product revenues up 5 percent and service revenues down 5 percent.

Our service revenue declined as anticipated. This is primarily due to the increased mix of fixed switch products, with higher quality and lower price points, which have a lower maintenance service contract attach rate.

The product book-to-bill ratio was 1 for the quarter.

Taking a look at the sales by the markets we serve, the percent of enterprise to service provider sales for the quarter was 69 percent and 31 percent respectively. The shift from our historical pattern of 75 percent and 25 percent was driven by a greater proportion of sales in the EMEA region, which had a higher mix of service provider sales and several large transactions in the quarter.

I will now briefly update you on our product revenue metrics.

The ratio of stackable and modular product sales was 61 percent and 39 percent respectively and comparable to the prior quarter.

Booking through POE ports grew sequentially and also grew 77 percent from the year-ago quarter. We expect POE ports to continue to grow based on the demand for IP Telephony.

Looking at revenues on a geographic basis, U.S. revenue was $30.1 million, down 2 percent from the year-ago quarter. The U.S. demonstrated solid results for the first 9 months of our fiscal year with revenues up 13.7 percent compared to the prior period.

EMEA revenue, which includes our European operations in the Middle East, Africa, and South America, was $38.2 million, up 12 percent year-over-year. For the first 9 months of our fiscal year, EMEA revenues were up 2 percent over the prior period. Revenue in Asia-Pacific, which includes Japan, was $12.8 million compared to 19.3 million in the year-ago quarter. As compared to the prior 9 month fiscal year-to-date period, Asia-Pacific revenues were down 14 percent. Asia-Pacific is the smallest geography, from a revenue perspective, and a few transactions can swing the quarter’s results.

Revenues in other geographies, primarily North America, outside of the U.S., was $948,000 for the quarter compared to $915,000 in the year-ago quarter.

Now, I would like to comment on trends affecting our gross margins, excluding the effect of stock-based compensation. Please note that we have included, in our press release, a reconciliation of GAAP to non-GAAP financials.

Total non-GAAP gross margin, as a percent of sales, was 57.6 percent and up 122 basis points from the year-ago quarter.

Product non-GAAP gross margin, as a percent of revenue, was 59.9 percent and in line with last quarter and up 150 basis points from the year-ago quarter. The increase in product gross margin from the year-ago quarter was primarily due to a non-recurring change in the estimate of our warranty reserve of $1.4 million. Improved product quality and lower costs associated with our quality repairs are driving benefits in lower overall warranty costs.

Service non-GAAP gross margin, as a percent of revenue, was 47.6 percent, which is up 310 basis points from the sequential quarter on reductions in operating costs and down 80 basis points from the year-ago quarter.

Our non-GAAP operating expenses, which exclude stock-based compensation, were $48.3 million, a decline of $1.3 million from the prior quarter and in line with the year-ago quarter. Note that included in operating expenses this quarter is $2.7 million in intellectual property litigation charges compared to $1.9 million in the prior quarter and to $800,000 in the year-ago quarter. Excluding the litigation expenses, operating expenses were $45.6 million, a decline of $2.1 million from the prior quarter.

Overall, we continue to expect our non-GAAP operating expenses, excluding litigation, to be in the range of $45 to $48 million per quarter over the fiscal year.

Other income was $2.5 million and primarily includes interest on our investment portfolio.

Non-GAAP net income was $1.1 million or $.01 per diluted share, which is equal, on a per share basis, compared with the year-ago quarter.

Total shares outstanding were 116.1 million.

Moving to the balance sheet; during the quarter, we generated $5.8 million in cash from operations primarily due to a decrease in accounts receivable and inventory.

Total of cash, cash equivalence, and investments was $231 million, an increase of $4.8 million compared to the prior quarter.

Accounts receivable was $27.6 million, down $2.4 million on lower shipments.

Days’ sales outstanding were 30 days at quarter end, an increase on 1 day sequentially.

Total inventory for Q3 was $19.6 million, a decrease of $2.7 million from the prior quarter. Inventory turns were 7 for the quarter, up slightly from the prior quarter.

Total deferred revenue was $43.3 million and in line with the prior quarter.

Deferred product revenue was $4 million, up $900,000 from the prior quarter and $1.9 million from the year-ago quarter.

Deferred service revenue, including maintenance contracts, professional services, and training was $39.3 million, which compares to $40.5 million in the prior sequential quarter and $40.8 million in the year-ago quarter.

Total employees for the quarter were 829, up 15 from the prior quarter and down 59 from the year-ago quarter. The increase in people from the prior quarter was a shift from contract to regular employees in order to reduce ongoing operating costs.

As of the end of the quarter, we held $41 million at par value of investments in auction-rate securities, all of which are AAA/Aaa-rated and collateralized by student loans guaranteed by the U.S. government. The Company continues to classify these investments as long-term investments, recorded at par, and believes it will ultimately recover all amounts invested in these securities, given their high credit quality.

With that, I will now turn it back over to Mark.

Mark Canepa:	Thank you Karen. This concludes our prepared remarks, and we are now ready to take your questions. Operator?

Operator:	Thank you sir. Ladies and gentlemen, at this time, we will begin the question and answer session. As a reminder, if you have a question, please press the * followed by the 1 on your touchtone phone. If you would like to withdraw your question, please press the * followed by the 2. If you are using speaker equipment today, you will need to lift the handset before making your selection. And our first question comes from Richard Church with Collins Stewart. Go ahead please.

Richard Church:	Oh thanks. Mark, I’m just wondering what gives you confidence that the third quarter may be an anomaly. Are you seeing the transactions that didn’t close in Q3 starting to close in the month of April?

Mark Canepa:	Well, we believe that some of the transactions that didn’t close in Q3 will close in Q4. The reason we think it might be more as an anomaly is that, with 3 weeks of data, of booking data, we are positive but cautious. So far, the bookings this quarter are tracking within sort of a set of historical parameters, but let me caution that it was a bit of the same way at the start of last quarter, but so far, with 3 weeks, we are not seeing anything unusual.

Richard Church:	In the third quarter, in what vertical markets did you see most of the weakness?

Mark Canepa:	We have not broken it out at this point by vertical markets with the one exception, as Karen mentioned, our service provider vertical was 31 percent of our business and, in absolute dollar terms, as high as we’ve seen it in quite some time. So, certainly, we did a fair amount of business in the telecommunications vertical, and as Karen mentioned, that is due to a couple of good deployments that are taking place in Eastern Europe. The one I highlighted in the call was T-Com of Croatia, which is a doing a fairly extensive next generation network deployment.

Richard Church:	What is the early read in the U.S. on the new channel program?

Mark Canepa:	Well, as you know, the new channel program just got announced 23 days ago. We had rolled it out in a preview just a couple of weeks prior to our elite partners, which we call our Diamond Partners. The official rollout started on the 1st of April. It is going to take awhile to see the readout of that. I will let you know more in the upcoming calls as we begin to get better information on it.

Richard Church:	Okay. Thanks a lot.

Mark Canepa:	Thank you Richard.

Operator:	Thank you and our next question comes from Samuel Wilson with JMP Securities. Go ahead please.

Mark Canepa:	Hi Sam.

Doug Ireland:	Thank you. This is Doug Ireland for Sam Wilson. We have a couple of calls today. I was wondering, with the revenue per employee down and the industry in a downturn, if you are looking at restructuring and if layoffs are on the table.

Mark Canepa:	Good question. Currently, we don’t have any specific plans to do so. Obviously, we watch expenses very carefully, and you saw, even with the lateness of the booking shift in Q3, that we were able to react very well to it and reduce our operating expenses for the quarter. Certainly, employees are one area, but there are lots of other places that we can go look.

In addition, as you know, we have employees in many parts of the world with dramatically different kinds of cost structures. So, we are also mindful, from a long-term point of view, to deploy our headcount where it makes most sense. So, we are continuing to control expenses, but at the same time, I am continuing to add revenue-generating headcount in our sales force as necessary to continue to drive the business.

Doug Ireland:	Thank you.

Operator:	Thank you. Our next question comes from Phil Cusick with Bear Stearns. Go ahead please.

Scott Thompson:	Hi. This is Scott Thompson for Phil. Just looking at G&A expenses, it looks like there may have been a spike there. I wanted to dig into that a little bit. Is there anything big there?

Mark Canepa:	With G&A expenses, there was what? I’m sorry.

Scott Thompson:	It looks like there may have been a bit of a spike.

Karen Rogge:	Yes. Scott, let me answer that. G&A included 2.7 of intellectual property litigation charges in the quarter.

Scott Thompson:	Okay. So, it’s mostly litigation is where we are seeing this coming from?

Karen Rogge:	Right.

Mark Canepa:	You might also want to, since we are on the topic of G&A.

Karen Rogge:	We can talk a little bit about litigation and what you guys might want to expect looking at going into Q4.

Mark Canepa:	Yes.

Karen Rogge:	Litigation is very tough to predict. It is driven largely by court timing and where you happen to be in the case, but looking at where we have been over this past year, you can see that our litigation charges have been trending up over time. So, in looking at the fourth quarter, we are anticipating that our intellectual property litigation court charges could go up from this quarter, say, 1 to 2 million.

Mark Canepa:	But that – the vast majority of our litigation is due to one lawsuit that we are part of, and this is the quarter where we are going to trial on it, and so, we are watching it very carefully, but currently, it’s expected to be the quarter.

Karen Rogge:	Next question.

Operator:	Our next question comes from Cobb Sadler with Deutsche Bank. Go ahead please.

Cobb Sadler:	Hi. Thanks a lot. Just on the litigation: so, up 1 to 2 million quarter-over-quarter, but would that be kind of the top, or could we expect it to go higher than that?

Mark Canepa:	Well – so, currently, we think that will be the peak of it. As I mentioned, we have been preparing for this for the last several quarters, and as we get closer to trial, obviously, a number of the things had to take place to do that. This is the quarter we go to trial, and hopefully, once that is over, the litigation charges for this particular litigation will go – should go down significantly. So, that is our current expectation at this point.

Cobb Sadler:	Okay, and when you started to see the weakness 2 weeks prior to the end of the quarter, how did you handle it? Did you try to scramble and offer deals, or did you just say, “Hey, we are probably going to miss this quarter anyway. Let’s not push it. Maybe we’ll let some deals slide.” Can you talk about that?

Mark Canepa:	No. No. That’s a good question. No. We take making our quarters pretty seriously around here.

Cobb Sadler:	Sure.

Mark Canepa:	And so, I can quite assure you that the sales force was scrambling to go make things happen all across the world. We actually have a pretty sophisticated process by which we track deals. We review them. We have a thing called the Deal Desk. We meet every Monday for a material period of time with each geography, attended by very senior executives of the company. So, it is taken seriously. It is reviewed on a weekly basis, and we don’t leave stones unturned no matter where we are in the quarter.

Cobb Sadler:	Okay. Moving on to Eastern Europe. Is T-Com Croatia – is that – it’s a division of T-Com; Deutsche Telecom; T-Com. Is that correct?

Mark Canepa:	Yes. Yes it is.

Cobb Sadler:	Okay. So, what about other territories within T-Com, and would you be pursuing business there?

Mark Canepa:	Well, you know, yes. It’s a good question. I mean, clearly, our service provider business in Europe is pretty strong in general, and we have some very good sales folks that really understand that business, and so, we don’t leave stones unturned. In the past, we have talked to you about business that we have done with Telefonica. Today, I highlighted business that we do with WIND, the mobile carrier in Italy. So, we pursue it pretty aggressively, and as our products – where our products fit the customer requirements, we are being very successful at helping them deliver much more cost effective networks, which, in turn, lets them optimize their operations.

Cobb Sadler:	And these Eastern European deals and I guess mostly your average carrier deal, are you still in pretty early innings? Is there room to run there, or – my point is we are not getting to a situation where you – where these deals are slowing and or any kind of peak or anything like that? I mean, we should expect to continue to ramp in many of these deals that you have?

Mark Canepa:	Well, look, we have customers in all sorts of stages of their lifecycle. All right? Some are terminating their deployment. They are sort of coming to the end of their current network deployment. It doesn’t mean that there are going to be more. Some of them are smack in the middle of the ramp of it, and some of them are in the beginning phases of it. So, the good news is we seem to have them throughout their lifecycle. So, there is the ability to kind of modulate these things, but we tend to take these one quarter at a time, and we drive the business as we are able to get it.

Cobb Sadler:	And last question; on the 8800, the new product, do you think that stalled any of your North America – do you think people are kind of waiting for the new product, or do you think that didn’t have any impact on the quarter?

Mark Canepa:	That’s a great question. We have asked ourselves that question. We – it’s possible that there might have been a little bit of business at the end of the quarter that was waiting for the third generation blade. It is tough to quantitize there. What we feel is that the new products – the new product generation is really good. It is the third generation of a very successful platform. The BD 8800 has been around with us for awhile. We continue to enhance that platform. It continues to drive a lot of business in the mid-tier and the somewhat larger enterprises. We continue to feel really good and have great things to say about that product line, and we continue to invest in it.

Cobb Sadler:	Great. Thanks a lot.

Mark Canepa:	Um hmm.

Operator:	Thank you and ladies and gentlemen, again, if you would like to ask a question, please press * 1 at this time, and our next question comes from Andrew Nowinski with Piper Jaffray. Go ahead please.

Andrew Nowinski:	Hi Mark. Thanks for taking my call today.

Mark Canepa:	Hi Andrew.

Andrew Nowinski:	I’m here for Troy Jensen.

Mark Canepa:	Um hmm.

Andrew Nowinski:	We were wondering if you could provide any color on the Avaya channel given the discontinued continuation of the Cajun line last quarter? I’m just wondering how that ramped up?

Mark Canepa:	Yes. Obviously, a transitioning product line takes some time. We feel very good about our strategic relationship with Avaya. We meet with them on an ongoing basis. We have summits all the way up on a quarterly basis at the top level of the company. I talk to channel partners all of the time. I was just in Asia at our A Pacific Partner Conference about a week or a week and a half ago. I visited with the managing director of Avaya in India. I visited with the sales team in various other parts of Asia. Everybody is pretty excited. We work closely together. We explore opportunities. We believe that, between ourselves and Avaya, we are able to deploy the best converged telephony solution, and we continue to drive that business. Cajun replacement will happen over the next few quarters. It is not the kind of thing that happens all at once.

So, so far so good. The linkage with Avaya feels pretty good.

Andrew Nowinski:	Okay. Great. Just one more question; regarding the x150, is that gaining the traction you expected, and are you still seeing Cisco and HP as your typical competitors in that space?

Mark Canepa:	Yes. The 150 continues to ramp. It is doing exactly what it was designed to do, which is to give us a sub-$1,000 price point that enables us to complete the edge of the network, and as you see from our continued strength in product gross margins, it is actually – while it may have somewhat lower margins, it helps by driving the complete network solution. It actually, overall, helps us keep our enterprise margins up pretty healthily. The important thing is we didn’t rest on our laurels with the 150. Two weeks ago, we introduced the x350, which is the gigabyte companion version of the 150, and we expect great things from it too. It just started shipping at the beginning of the quarter. So, it will take a little bit of time to tell what is going on, but the kind of thing we were able to do in the 10/100 space with the x150 we believe that we can begin to do that now with the 350, and if you go and look, we have priced the 350 pretty aggressively in order to send a clear message to our customers that we are there to take care of not only their core but their edge and everything in between.

Andrew Nowinski:	Great. Thanks guys.

Mark Canepa:	Um hmm.

Operator:	Thank you and our next question comes from Ed Ching from B. Riley. Go ahead please.

Ed Ching:	Good afternoon guys. With the downturn in the North American market, are you guys seeing any pricing pressure here?

Mark Canepa:	Not specifically from the downturn in North America that I can tell. All right? I mean, you can only ferret out so much from the data. The pricing pressure; it is no different than what I have been describing over the last 18 months. It tends to be more related to deal size than it does to sort of any generalized pricing environment today, and so, to the extent that, over a period of time, some of our deals tend to get larger, then, as it pertains to that, that trend is about what I have described over the last few quarters, and we do see the bigger deals tend to be more competitively fought.

Now, the fact that we have just introduced the 350 and that we introduced the x150 gives us another weapon; a lower priced product that we can put in there to successfully fight the pricing pressure, which mostly tends to be at the edge of the network.

Ed Ching:	Okay and what is the likelihood of say Europe starting to feel the pain that we are feeling in North America? We have sort of been hearing some rumblings about some weakness in Europe approaching here going into the second and third quarters. Have you guys seen anything that would alarm you?

Mark Canepa:	Yes. That’s a good question. Obviously, we had a really good quarter last quarter in EMEA. They are doing great, and there are always a lot of variables, right? We’ve got a new management team in there, and they are really executing like crazy, and so, I think a lot of it or part of it is execution, but the economy seems to be in reasonable shape. It is early to tell in Q4, but based on the first 3 weeks, there is nothing unusual taking place in Europe that we can tell, but again, you know what it’s like. You know that quarters tend to be – 50 percent of the quarter happens in the last 4 weeks. Obviously, with the way the world is, economic macro-environments are happening these days, we are just on a constant high alert watch on a day-by-day basis on what is taking place around the world, but for now, EMEA seems to be doing okay.

Ed Ching:	Okay. Great and with 230 million in cash on the books there guys, I mean, are there anymore thoughts on a share repurchase?

Mark Canepa:	Yes. We discuss it on an ongoing basis with the Board of Directors. You can rest assured that there is all of the due diligence that is required. Just because we haven’t done anything doesn’t mean that there is not massive conversations and discussions at the highest levels of the company and, obviously, at the Board of Directors. At the end, it is the Board’s decision of exactly what to do with the cash. We understand your input. We take it very seriously, and as things evolve, obviously, we will keep you posted.

Ed Ching:	When is the next Board Meeting?

Mark Canepa:	Well, we had one last night, and the next – we typically have a couple of them a quarter.

Ed Ching:	Okay. Thanks.

Mark Canepa:	Okay. So, with that, I would like to thank all of you for joining us this afternoon. I want to thank, once again, our employees for all of their effort, especially during these volatile times. We have made a lot of good progress at Extreme, and we have positioned ourselves for even better things to come. I really look forward to speaking with again at the next conference call.

So, thank you very much.

Operator:	Ladies and gentlemen, this concludes the Extreme Networks 2008 Third Quarter Results Conference Call. If you would like to listen to a replay of today’s conference, please dial toll free (800) 405-2236 or (303) 590-3000 with the pass code 11112105. Again, that is toll free (800) 405-2236 or (303) 590-3000 with the pass code 11112105. ACT would like to thank you for your participation, and you may now disconnect.